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[IBIS LOGO]
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Technology Corporation



CONTACT:

Debra L. Nelson                         Van Negris / Philip J. Denning
Ibis Technology Corporation             Kehoe, White, Savage & Co., Inc.
(978) 777-4247                          (212) 888-1616



FOR IMMEDIATE RELEASE:

   IBIS TECHNOLOGY CORPORATION ANNOUNCES RESULTS FOR THE 1998 FIRST QUARTER;

                  IBIS RECEIVES CONFIRMING PURCHASE ORDER FROM
        MITSUBISHI MATERIALS SILICON CORPORATION FOR IBIS 1000 IMPLANTER


DANVERS, MA - MAY 11, 1998 - Ibis Technology Corporation (NASDAQ: IBIS), the leading manufacturer of oxygen implanters and supplier of SIMOX-SOI (Separation by IMplantation of OXygen) wafers to semiconductor manufactures, today announced its financial results for the first quarter ended March 31, 1998.

Revenues for the Company's 1998 first quarter were $1,697,000, compared to revenues of $1,639,000 for the first quarter of 1997. Net loss for the first quarter of 1998 was $909,000, or $0.14 par share, compared to $437,000 or $0.08 per share, for the comparable period a year ago. The increase in the net loss for the first quarter of 1998, compared to the similar period a year ago, is primarily a result of lower product margins and an increase in administrative costs. The equipment revenue recognized in the 1998 first quarter represents the balance from the first implanter sold in 1996. The revenue was deferred until certain software upgrades were delivered in this quarter.

The Company also announced that it has received a confirming purchase order for an Ibis 1000 implanter from Mitsubishi Materials Corporation, through its Mitsubishi Materials Silicon Corporation subsidiary. A letter of intent for this purchase was previously disclosed in Ibis' March 5, 1998 press release.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, stated: "I am pleased with the progress Ibis has made during this past quarter towards establishing Ibis as the leader in SIMOX-SOI products (silicon-on-insulator technology). This purchase order Ibis recently received for its state-of-the-art Ibis 1000 implanter is a tangible measure of that progress. As previously stated, we are continuing negotiations with a major domestic semiconductor manufacturer for the purchase of two additional implanters.

"We have also continued to invest in our organizational and capital assets to meet the growing demands of our business. During the first three months of 1998, we began the Implementation of an enhanced manufacturing quality system which we believe will help us to assure our customers of consistent high wafer quality and on-time delivery in production quantities. We also increased our investments in training, upgrades, preventative maintenance and repairs. We believe these investments will increase the efficiency of our equipment and manufacturing processes which will, in turn, improve gross margins over time."


                                    - more -



       IBIS TECHNOLOGY CORPORATION 32 Cherry Hill Drive  Danvers, MA 01923
         Telephone (508) 777-4247 or (508) 777-IBIS  Fax (508) 777-6570

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Ibis Technology Corporation
Page Two
May 11, 1998



Ibis Technology Corporation is an advanced materials company which manufactures oxygen implanters and supplies SIMOX-SOI wafers to the semiconductor industry and whose goal is to be the world leader in volume manufacturing of SIMOX-SOI wafers. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on conventional bulk silicon or epitaxial wafers. Ibis is promoting the global acceptance of SIMOX-SOI wafers by continuing to develop advanced proprietary oxygen implanters and process technology as well as by the formation of strategic alliances.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

NOTE: Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site on the Internet located at: http//www.ibis.com


                           (FINANCIAL TABLES FOLLOW)


                          IBIS TECHNOLOGY CORPORATION
                               SUMMARY OF RESULTS


                                                      FIRST QUARTER ENDED
                                                            MARCH 31
                                                     1998             1997
                                                     ----             ----
Product sales                                    $ 1,007,000       $1,114,000
Contract and other revenue                           490,000          525,000
Equipment revenue                                    200,000               --
                                                 -----------       ----------
  Total revenue                                    1,697,000        1,639,000
                                                 -----------       ----------
Cost of sales, excluding depreciation              1,382,000          879,000
  Depreciation                                       422,000          445,000
                                                 -----------       ----------
  Gross profit (loss)                               (107,000)         315,000
  Operating expenses                                 941,000          795,000
                                                 -----------       ----------
Loss from operations                              (1,048,000)        (480,000)
Other income                                         139,000           43,000
                                                 -----------       ----------
Net loss                                         $  (909,000)      $ (437,000)
                                                 ===========       ==========
Net loss per share                               $     (0.14)      $    (0.08)
                                                 -----------       ----------
Weighted average number of shares used in
  per share calculation                            6,670,718        5,190,839

                                    # # #

      IBIS TECHNOLOGY CORPORATION  32A Cherry Hill Drive  Danvers, MA 01923
        Telephone (508) 777-4247 or (508) 777-IBIS  Fax (508) 777-6570


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